Weinberg & Company
6100 Glades Road, Suite 314
Boca Raton, FL 33434
Telephone: (561) 487-5765
Fax: (561) 487-5766

June 24, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

Re: 3W Cyber Logistics, Inc. File Ref. No. 000-32525

We were previously the principal accountant for 3W Cyber Logistics, Inc. and under the date of October 15, 2002 we reported on the financial statements of 3W Cyber Logistics, Inc. as of August 31, 2002. On June 24, 2003, our appointment as principal accountant was terminated. We have read 3W Cyber Logistics, Inc.'s statements included under Item 4 of its Form 8-K dated June 24, 2003, and we agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants